EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is entered into as of the [__] day of August, 2000 by and between Midcore Software Limited, a private limited company organized under the laws of England and Wales (the "Company") and having a registered office at Mid Day Court, 20-24 Brighton Road, Sutton, Surrey, England, and Barry Marshall-Johnson, an individual residing at Leigh Hill House Cottage, 17 Leigh Hill Road, Cobham, Surrey, KT11 2HS England ("Employee").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS,   Employee  is  a  principal   shareholder  of  Midcore   Software
Incorporated ("Midcore"); and

     WHEREAS, pursuant to a certain Agreement and Plan of Merger (the "Merger Agreement") of even date herewith by and among NCT Group, Inc. ("NCT"), NCT Midcore, Inc., a wholly-owned subsidiary of NCT ("NCT Midcore"), Midcore, Employee and certain other individuals named therein, Midcore is merging with and into NCT Midcore; and

     WHEREAS, the Company is a wholly-owned subsidiary of NCT Midcore; and

     WHEREAS, the Company desires to offer employment to Employee, and Employee agrees to accept such offer of employment, under the terms and conditions contained in this Agreement; and

     WHEREAS, as a condition to Midcore entering into the Merger Agreement and the consummation of the transactions contemplated thereby, Employee and Midcore have required the Company to enter into this Agreement with Employee.

     NOW, THEREFORE, in consideration of the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   EMPLOYMENT

     The Company hereby employs Employee for the purpose of serving as its Vice President of International Sales and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

     2.   DUTIES

     Employee shall have, perform and discharge well and faithfully the duties and powers reasonably appropriate to a Vice President of International Sales. During the period of his employment relationship with the Company hereunder, Employee shall devote all reasonable business efforts to the interests of the Company and shall not engage in any action or activities detrimental to the best interests of the Company.

     3.   TERM OF EMPLOYMENT

     The initial term of this Agreement shall be for a period of three (3) years commencing on the date of execution of this Agreement and ending on the third anniversary of such date (the "Initial Term"); provided, however, that this Agreement shall be automatically renewed for additional periods of one (1) year after such date (each, a "Renewal Term") unless and until either Employee or the Company notifies the other that he or it, as the case may be, elects to terminate the Agreement as of the end of the Initial Term or the end of a Renewal Term by providing written notice to the other not less than sixty (60) days before the end of the Initial Term or the Renewal Term, as the case may be.

     4.   COMPENSATION AND BENEFITS

     In consideration of Employee's services hereunder, Employee shall be entitled to receive the compensation and benefits set forth in Schedule A attached hereto.

     5.   TERMINATION OF EMPLOYMENT

(a) Termination Events. Notwithstanding any other provision of this Agreement, the employment of Employee hereunder shall terminate under the following circumstances:

(1)  Employee's   employment   hereunder  shall  immediately  and  automatically
     terminate upon Employee's death, effective as of the date of Employee's death.

(2) The Company may terminate Employee's employment hereunder for Cause. For purposes of this Agreement, "Cause" for termination shall mean only the following:

(A) the willful failure by Employee to substantially perform his duties hereunder (other than such failure as results from Employee's illness or physical or mental infirmity), but only if such failure continues and is not remedied by Employee within thirty (30) days of receipt by Employee of written demand (a "Written Demand") by NCT's Board of Directors or C.E.O., which Written Demand specifically identifies the manner in which the Company believes that Employee has failed to discharge said duties; or

(B)  the willful failure by Employee to either:

(i) willfully devote substantially all of his full professional/business time and attention to his duties hereunder; or

(ii) immediately cease engaging in gross misconduct materially injurious to the Company and/or its affiliates;

     but only,  other than with respect to a failure under the foregoing  clause
     (ii), if such failure continues and is not remedied by Employee within thirty (30) days of receipt by Employee of a Written Demand by NCT's Board of Directors or C.E.O., which Written Demand specifically identifies the manner in which the Company believes that Employee has failed to discharge said duties;

(C) if Employee is adjudicated or pleads guilty to a crime involving moral turpitude or the possession, use or sale of illegal or controlled substances or other material that has or is likely to have a material detrimental effect on the business or reputation of the Company; or

(D) if Employee engages in misappropriation, theft or conversion or in the event of Employee's chronic drunkenness or drug addiction; or

(E) if Employee breaches or otherwise violates any of the provisions of Section 6 hereof; or

(F) if Employee willfully causes or directs the Company to commit a violation of a law, rule or regulation where such violation could have a material adverse effect on the Company, its financial condition, reputation or prospects.

     For purposes of this Section 5(a)(2), no act or failure to act on Employee's part shall be considered "willful" unless done, or omitted to be done, by Employee in bad faith or without Employee's reasonable belief that his action or omission was in the best interests of the Company.

     A termination for Cause shall be effective (i) if no curing period is applicable, as of the date of Employee's receipt of written notice of the Company's election to terminate Employee for Cause, which notice specifies the particular act(s), or failure(s) to act, that constitute(s) the basis for the Company's election to so terminate Employee, or (ii) if a curing period is applicable and Employee has failed to cure within such curing period, upon expiration of such curing period following Employee's receipt of a Written Demand of NCT's Board of Directors or C.E.O.

(3) The Company may terminate Employee's employment hereunder by reason of Employee's Disability. For purposes of this Agreement, the term
     "Disability" shall mean the inability of Employee, due to illness or physical or mental infirmity, to perform his duties under this Agreement to the extent performed prior to such disability, for one or more periods totaling 180 days during any twelve-month period and such illness or physical or mental infirmity is expected to continue for the foreseeable future. For purposes of this Agreement, "Disability" shall be determined in the reasonable discretion of NCT's Board of Directors. A termination by reason of Employee's Disability shall be effective thirty (30) days following the delivery of written notice of the Company to Employee of the Company's intention to terminate Employee's employment due to Employee's Disability.

(4) Employee may terminate Employee's employment hereunder for "good reason" in the event that:

(A)  the  Company  materially   restricts  or  curtails   Employee's  duties  or
     repeatedly assigns duties to Employee that are not consistent with the duties performed by other senior executives of the Company; or

(B) the Company relocates its business office or requires Employee to relocate his residence more than fifty (50) miles from Cobham, Surrey, Enlgand or assigns Employee duties reasonably requiring such a relocation; or

(C)  the Company otherwise materially breaches this Agreement.

     A termination by Employee for good reason shall be effective thirty (30) days following delivery of written notice by Employee to the Company of Employee's election to terminate Employee's employment hereunder for good reason, together with a statement setting forth in reasonable detail the basis for such election, unless prior to the expiration of such thirty-day period, the Company revokes the decision or direction which is the basis for such election.

(b)  Compensation Upon Termination.

(1) If Employee's employment hereunder is terminated by the Company for Cause or by reason of Employee's Disability, or is terminated due to Employee's death, then the Company shall be obligated to (A) pay to Employee (or Employee's estate, as the case may be) at the rate of Employee's then current Base Salary (as such term is defined in Schedule A) any accrued but unpaid Base Salary through the effective date of Employee's termination plus any accrued and unpaid Commissions(as defined in Schedule A) on purchase order for products and services received prior to the effective date of Employee's termination, (B) pay to Employee (or Employee's estate) at the rate of Employee's then current Base Salary, any accrued but unpaid paid vacation days through the effective date of Employee's termination, and (C) subject to the provisions of Schedule A, reimburse Employee (or Employee's estate) for any unreimbursed expenses incurred by Employee prior to the effective date of termination.

(2) If Employee's employment hereunder is terminated by Employee for good reason, the Company shall be obligated to (A) pay to Employee, in a single lump sum, within 60 days of the effective date of such termination, severance compensation ("Severance Compensation") in an amount equal to one
     (1) year of Employee's Base Salary at the then current rate plus any accrued and unpaid Commissions on purchase orders for products and services received prior to the effective date of Employee's termination plus the Draw (as defined in Schedule A) then in effect for the one year period following effective of Employee's termination; (B) pay to Employee, at the rate of Employee's then current Base Salary, any accrued but unpaid paid vacation days through the effective date of Employee's termination as well as any commission due on purchase orders which were received by the Company prior to the effective date of Employee's termination plus the then effective amount of the draw against commissions for the next 12 months, and (C) subject to the provisions of Schedule A, reimburse Employee for any unreimbursed expenses incurred by Employee prior to the effective date of termination. Notwithstanding the provisions of the foregoing sentence, if Employee's employment hereunder is terminated by Employee for good reason and the Company, within fifteen (15) days of the date of such termination, waives in writing all of the provisions of the non-competition covenant contained in Section 6(d), then the Company shall be obligated to pay to Employee an amount of Severance Compensation equal to six (6) months of Employee's Base Salary at the then current rate. The Company acknowledges and agrees that Employee shall have no duty to seek alternative employment in the event of a termination for good reason and that no income, salary or other compensation earned by Employee following a termination for good reason during the remainder of what would have been the then current term of this Agreement shall reduce the amounts payable to Employee under this
     Section 5(b)(2).

     6.   CONFIDENTIALITY; DEVELOPMENTS; NON-COMPETITION

(a) Acknowledgments. Employee acknowledges that during the course of Employee's previous employment and/or association with the Company as an executive, consultant, advisor and/or employee of the Company, and any predecessor thereto, Employee has had, and, during the course of Employee's employment hereunder, Employee will have access to certain confidential information, including, but not limited to, certain computer software, algorithms, computer processing systems or techniques, business plans or prospects, records, files, memoranda, reports, pricing information, customer and supplier lists and the like, concerning either Midcore and its business or the Company and its business, or disclosed to Midcore or the Company by others under an obligation of Midcore or the Company to hold the same confidential ("Confidential Information"); and Employee may have, during the period of Employee's previous employment and/or association with the Company as an executive, consultant, advisor and/or employee of the Company, made, developed, invented or conceived of, and may, during the period of his employment hereunder, make, develop, invent or conceive of software programs, inventions, discoveries, concepts, ideas, techniques, information, know-how and improvements (whether or not patentable or registrable under copyright or otherwise subject to similar protections under other, similar, laws) which related to or which were useful in, or which relate to or which are useful in Midcore's or the Company's business, some or all of which may have constituted or may constitute Confidential Information, or which have resulted or result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by Midcore or the Company (collectively, "Developments").

(b) Confidentiality. Employee shall hold all Confidential Information as property of the Company and hereby agrees to maintain Confidential Information as confidential. At such time as Employee's employment by the Company hereunder is terminated, Employee agrees to return to the Company, at its request, all Confidential Information, including any material stored on computer disks or tapes, in Employee's possession or control and to destroy any computer entries or storage files relating thereto. Employee hereby agrees that Employee will not, during the term of Employee's employment with the Company or afterwards, use the Confidential Information for Employee or for others (other than the Company), copy such information or disclose it to any person or entity; provided, that after the termination of Employee's employment with the Company, the foregoing restrictions shall not apply to Confidential Information which, at the time of its disclosure by Employee, is public knowledge through no action or omission by Employee or on Employee's behalf and which has not been disclosed to the public by any third party in violation of any obligation to maintain its confidentiality.

(c) Developments Property of the Company. Employee hereby sells, assigns and transfers to the Company (or to any person or entity designated by it) all of his right, title and interest in and to any Developments. Employee shall promptly disclose to the Company (or to any persons designated by it), in such form as the Company reasonably requests, all information, details and data pertaining to any Developments; and, whether during the term of Employee's previous employment and/or association with the Company as an executive, consultant, advisor and/or employee of the Company or during his employment hereunder or thereafter, execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of him to permit the Company (or any person designated by it) to patent any patentable Developments, to copyright any copyrightable Developments, or to otherwise perfect its interest in such Developments.

(d) Non-Competition Covenant. During the term of Employee's employment with the Company hereunder and, subject to due and punctual performance by the Company of its payment obligations hereunder, for a period of one (1) year after the termination of such employment, Employee shall not, other than on behalf of the Company or its affiliates and except as a passive investor in less than five percent (5%) of the securities of a publicly-held company, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, serve as an officer, director, partner, employee, agent, consultant, advisor, developer or in any similar capacity with, or have any financial interest in, or aid or assist anyone else in, the conduct of, any business or business activity related to the design, development or sale of internet gateway computer software products competitive with the Company. Nothing contained in the foregoing sentence is intended to, or shall limit Employee from becoming associated with or employed by, during the one-year period following termination of Employee's employment hereunder, any person or entity engaged in a business competitive with the business of the Company to the extent that Employee's responsibilities as an employee of such person or entity are related only to the lines of business of such person or entity which, standing alone, would not constitute a business competitive with the business of the Company.

(e) Remedies. Employee recognizes and agrees that the Company will suffer irreparable harm as a result of a breach by Employee of the provisions of this Section 6 for which money damages would be inadequate. Accordingly, in the event of any actual or threatened breach by Employee of any such provisions, the Company shall, in addition to any other legal remedies permitted by applicable law, be entitled to equitable remedies, including, without limitation, specific performance, a temporary restraining order or a permanent injunction, in any court of competent jurisdiction to prevent or otherwise restrain a breach of such provisions without the necessity of proving damages and to recover all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in enforcing such provisions. Such relief shall be in addition to and not in substitution for any other remedies available to the Company hereunder.

     7.   MISCELLANEOUS

(a) Notice. Any notice, request, instruction or other communication to be given hereunder by any party to another shall be given by hand delivery, telecopier (receipt confirmed), certified or registered mail (return receipt requested) or by overnight express service addressed to the respective party or parties at the addresses set forth on the first page hereof or to such other address or addresses (or telecopier number(s)) as either party may designate to the other by like notice as hereinabove set forth. Any notice given hereunder shall be deemed given and received on the date of hand delivery or telecopy transmission, or one (1) day after delivery to an overnight express service for next-day delivery, as the case may be.

(b) Successors and Assigns. This Agreement inures to the benefit of the successors and assigns of the Company and is binding upon Employee's heirs and legal representatives. Employee shall not assign any of Employee's rights or obligations hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(c) Severability of Agreement. The Company and Employee agree that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision shall not affect the validity of any other provision hereof.

(d) Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change modification, extension or discharge is sought.

     IN WITNESS WHEREOF, the parties have each executed this Agreement as of the date first written above.


                                       Midcore Software Limited

                                       By:
                                           -----------------------------
                                          Name:
                                          Title:


                                       Barry Marshall-Johnson

                                   Schedule A


Base Salary. Employee shall be paid an annual salary of not less than U.S.$80,000 payable in accordance with the Company's payroll policy as in effect from time to time ("Base Salary"). Such Base Salary shall be subject to cost of living increases on an annual basis and shall be subject to merit increases from time to time as may be determined in the discretion of the Board of Directors of NCT.

Commissions. Primary commission of 5% of the face amount of purchase orders for the Company's or its affiliates' products or services originated by Employee during the term of the Agreement. Override commission (together with primary commissions, the "Commissions") of 1% of purchase orders for the Company's or its affiliate's products or services originated by any sales personnel supervised or managed by Employee. Commissions will be paid monthly with a draw (the "Draw") against Commissions shall be U.S.$ 30,000 paid in monthly installments. If Commissions earned during the first year or any subsequent year are less than $30,000, no refund or carry forward of the Draw will be due or payable but the Company may in such event reduce or eliminate the Draw for the following one year period.

Stock Options. At the first meeting of the Board of Directors of NCT following the execution of this Agreement, Employee shall be awarded stock options to purchase shares of common stock, $0.01 par value per share, of NCT. All options shall (i) be evidenced by an option agreement, (ii) be granted pursuant to, and subject to the terms and provisions of, NCT's stock option plan then in effect and (iii) have a term of ten (10) years. The exercise price for all such options shall be the fair market value of NCT Shares on the respective date of grant. All such options shall vest annually over a four (4) year period with twenty percent (20%) deemed vested on the date of grant, and an additional twenty percent (20%) to vest, subject to continued employment by Employee with the
Company or an affiliate thereof, on each of the four (4) subsequent anniversaries of the date hereof; provided, however, that all unvested options shall vest immediately if more than fifty percent (50%) of the Company's, NCT's and its affiliates' assets or business or more than fifty percent (50%) of the Company's or NCT's stock are purchased or acquired (including by virtue of a merger, consolidation, reorganization or similar transaction) by any person or entity in a single transaction or series of related transactions.

Benefits.
--------

o    Automobile allowance of U.S.$8,000 per year to lease a car.

o    Employer pension contribution of 10% of base salary.

o    Standard life insurance benefit of 2 times annual salary.

o Employee shall be entitled to participate in any and all other employee benefit plans or programs of the Company and NCT including, without limitation, health and disability insurance from time to time in effect and which are made available to senior executives (the "Plans"), subject to the terms of the applicable Plan documents. For purposes of determining Employee's eligibility to participate in and the amount of benefits for which Employee is eligible with respect to any such Plans, Employee shall be credited for his three (3) years of service as a full-time employee of the Company.

Reimbursement of Expenses. Employee shall be entitled to reimbursement of all reasonable expenses incurred by him in connection with the performance of his duties hereunder, subject to the presenting of appropriate supporting materials in accordance with the Company's policies regarding such matters as in effect form time to time.

Vacation; Sick Leave; Holidays. Employee shall be entitled to vacation with pay in accordance with the policies of the Company for its senior executive officers, such vacation to be taken at such times and intervals as shall be mutually agreed by Employee and the Company. Employee shall also be entitled to paid legal holidays and paid sick leave in accordance with the policies of the Company for its senior executive officers.